Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 91
(to prospectus dated August 10, 2021)

Up to 386,015 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 1,545,448 Shares of Class A Common Stock Up to 160,290 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 386,015 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 160,290 shares of Class A Common Stock that are issuable upon the exercise of 160,290 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 225,725 shares of Class A Common Stock that are issuable upon the exercise of 225,725 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 1,545,448 shares of Class A Common Stock (including up to 105,879 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 6,520 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 160,290 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Except as otherwise indicated, all information in this prospectus supplement gives effect to a 1-for-50 reverse stock split of our Class A Common Stock, which became effective as of September 11, 2024.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 27, 2025
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
599 South Schmidt Road Bolingbrook, IL		60440
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $575.00 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01    Entry Into a Material Definitive Agreement.

On February 27, 2025, Hyzon Motors Inc. (the “Company”) entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with its Acting Chief Executive Officer (the “Subscriber”), pursuant to which the Company agreed to issue and sell one share of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), to the Subscriber for $1.00 in cash. The sale was completed and settled on February 27, 2025. The Subscription Agreement contains customary representations and warranties and certain indemnification rights and obligations of the parties.

Additional information regarding the rights, preferences, privileges and restrictions applicable to the Series A Preferred Stock is set forth under Item 5.03 of this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing summary of the Subscription Agreement does not purport to be complete and is subject to, and qualified in its entirety by, such document, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities.

The disclosure required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference. Based upon the representations of the Subscriber in the Subscription Agreement, the offering and sale of the Series A Preferred Stock was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.03     Material Modifications to Rights of Security Holders.

The disclosure required by this Item is included in Item 5.03 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws

On February 27, 2025, the Board of Directors of the Company (the “Board”) approved an amendment of the Company’s Third Amended and Restated By-Laws (as amended from time to time, the “Bylaws”), effective as of February 27, 2025, to change the quorum for the transaction of business at stockholder meetings to one-third of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of one-third of the voting power of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. The changes to the quorum requirement for stockholder meetings were made to tie the quorum procedures to the voting power of the Company’s capital stock instead of the number of shares outstanding or present at a meeting of stockholders, as applicable.

The foregoing description of the amendment is qualified in its entirety by reference to the full text of the Amendment to Third Amended and Restated By-Laws of the Company, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Certificate of Designation for Series A Preferred Stock

On February 27, 2025 the Company filed a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware designating, effective as of the time of filing, the rights, preferences, privileges and restrictions of one share of Series A Preferred Stock. The Certificate of
Designation provides that each share of the Series A Preferred Stock will have a number of votes equal to the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), outstanding on the record date for determining stockholders entitled to vote at any meeting of the stockholders of the Company (“Dissolution Meeting”) at which the assignment for benefit of creditors or the liquidation and dissolution of the Company is submitted to a vote (such number of votes, the “Votes”), and will vote together with the outstanding shares of Common Stock as a single class with respect to (i) any proposal to approve resolutions approving and authorizing the Board’s determination to effect the transfer of all or substantially all of the Corporation’s assets through an assignment for the benefit of creditors (the “Assignment Proposal”), (ii) any proposal to approve the liquidation and dissolution of the Company and any related plan of liquidation and dissolution (“Dissolution Proposal”), or (iii) any other matter the Board determines (in its sole discretion) is related to an Assignment Proposal or a Dissolution Proposal. The holder of the Series A Preferred Stock shall cast all Votes for any such proposal if the number of shares of Common Stock present, in person or by proxy, at such Dissolution Meeting, that voted “for” such proposal is greater than the aggregate number of shares of Common Stock present, in person or by proxy, at such Dissolution Meeting, that voted “against” or “abstain” on such proposal. The Series A Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware.

The Series A Preferred Stock is not convertible into shares of Common Stock or any other class or series of stock of the Company. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, in priority to any distributions to the holders of Common Stock, out of the assets, whether capital or surplus, of the Company an amount equal to $0.01 in the aggregate. The holder of the Series A Preferred Stock will not be entitled to receive dividends of any kind with respect to the share of Series A Preferred Stock.

Unless prohibited by Delaware law by virtue of a lack of sufficient surplus, legally available funds or otherwise and subject to the fiduciary duties of the Board, the outstanding share of Series A Preferred Stock will be automatically redeemed following a Dissolution Meeting for the aggregate amount of $0.01 in cash.

The foregoing summary of the Certificate of Designation does not purport to be complete and is subject to, and qualified in its entirety by, such document, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01     Other Events.

Rescheduled Special Meeting to Approve Dissolution Proposal

On February 27, 2025, the Company opened and adjourned its reconvened special meeting and announced that it will schedule a reconvened special meeting of stockholders of the Company to, among other things, consider and vote on the Assignment Proposal and the Dissolution Proposal (the “Special Meeting”).

Only stockholders of record holding shares of Common Stock or Series A Preferred Stock as of the close of business on the record date for the reconvened Special Meeting will be entitled to notice of, and to vote at, the reconvened Special Meeting or any adjournments or postponements thereof. The Company will mail a notice of meeting, original proxy statement and a proxy statement supplement to stockholders of record and stockholders who hold shares in street name through a bank, broker or other institution, in each case as of such record date.

Forward-Looking Statements

Except for the factual statements made herein, information contained in this Current Report on Form 8-K consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects or future events, as well as words such as “believes,” “intends,” “expects,” “plans” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company will receive sufficient votes to approve the Assignment Proposal or the Dissolution Proposal. Reference is also made to other factors detailed from time to time in the Company’s periodic reports filed with the SEC, including the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The forward-looking statements contained in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K and the Company assumes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this Current Report on Form 8-K, unless required by law.

Additional Information and Where to Find It

In connection with the Special Meeting, the Company filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on December 30, 2024, and in connection with a rescheduled meeting the Company will file with the SEC a supplement to the definitive proxy statement, which will be mailed to the Company’s stockholders as of the record date for the Special Meeting. STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS BEFORE THE STOCKHOLDERS AT THE SPECIAL MEETING. The Company’s stockholders may also obtain copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the Special Meeting, without charge, once available, at the SEC website at http://www.sec.gov or by directing a request to the Secretary of Hyzon Motors Inc. 599 South Schmidt Road, Bolingbrook, IL 60440.

Participants in the Solicitation

The Company and certain of its respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies of the Company’s stockholders in connection with the Special Meeting. Stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 22, 2024. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to stockholders in connection with the Special Meeting and other matters to be voted at the Special Meeting are set forth in the definitive proxy statement for the Special Meeting.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Amendment to Third Amended and Restated By-Laws of Hyzon Motors Inc.
3.2	Certificate of Designation of Series A Preferred Stock of Hyzon Motors Inc.
10.1	Form of Subscription and Investment Representation Agreement, dated February 27, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: February 27, 2025	By:	/s/ John Zavoli
	Name:	John Zavoli
	Title:	General Counsel & Chief Legal Officer